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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 1st day of October, 2001, by and between A. CLAYTON PERFALL, an individual resident of the State of Virginia ("Employee"), and AHL SERVICES, INC., a Georgia corporation (the "Employer").

                              W I T N E S S E T H:

         WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, on the terms and conditions hereinafter set forth, effective as of October 1, 2001 (the "Effective Date");

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1  Employment.

                  Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as Chief Executive Officer of Employer and shall report to the Chairman of the Board of Directors of Employer. Employee shall be elected as a Director of Employer as of the Effective Date, and the Board of Directors of Employer (the "Board of Directors") will nominate Employee for re-election to the Board of Directors at each annual meeting of shareholders during the Term. Employee agrees to devote his full business time and best efforts to the performance of the duties that Employer may assign Employee from time to time; provided that Employee shall be permitted to engage in civic and charitable activities and to serve as a passive outside director on not more than three (3) boards of directors, so long as such activities do not interfere with Employee's duties to Employer.

         Section 2  Term of Employment.

                  The term of Employee's employment hereunder (the "Term") shall be from the Effective Date until the earlier of (a) the fourth anniversary of the Effective Date, unless extended by mutual agreement of the parties, or (b) the occurrence of any of the following events:

         (i) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of three (3) months during any consecutive twelve (12) month period during the term hereof by reason of mental or physical disability);
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         (ii)     The termination of this Agreement by Employer of Employee's employment hereunder, upon prior written notice to Employee, for "good cause." For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any criminal act of fraud, misappropriation or embezzlement, (B) if Employee has engaged in a dishonest act that results in material damage or prejudice to Employer, (C) if Employee fails to comply with the terms of this Agreement, and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails in any substantial and material respect, or (D) if Employee violates any of the provisions contained in Sections 5 of this Agreement. Prior to any termination of Employee by Employer for "good reason," Employee shall be provided reasonable written notice of the detailed grounds therefor and an opportunity to be heard by Employer's Board of Directors with counsel present;

         (iii) The termination of this Agreement by Employee of Employee's employment hereunder, upon prior written notice to Employer, for "good reason." For purposes of this Agreement, "good reason" for termination by Employee shall exist if (A) the principal business office of Employee is moved by Employer to a location other than Alexandria or Arlington, Virginia, (B) the Board of Directors removes Employee from the office of Chief Executive Officer of Employee; (C) at the written direction of the Board of Directors, Employee is required, without his consent, to travel for business purposes more than an average of three (3) days per week (based upon an average number of days traveled per week over any twelve (12) consecutive month period); provided, however, that, unless such travel shall be required at the express written direction of the Board of Directors, Employee shall have first given Employer's Board of Directors at least thirty (30) days written notice of the fact that Employee is being required to travel more than an average of three (3) days per week, and the Board of Directors shall not have notified Employee in writing within fifteen (15) days thereafter that Employee's business travel shall thereafter be reduced so that it will not exceed an average of three (3) days per week; or (D) Employee is not both nominated and elected to serve as a director of Employer at any time during the Term; or

         (iv) The termination of this Agreement by either party upon at least ninety (90) days prior written notice, or upon such shorter notice as shall be mutually agreed between Employer and Employee.

                  Section 3  Compensation.

                  3.1 Term of Employment. Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the term of employment hereunder:


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                           (a)      Salary. Employee will be paid a salary (the
                                    "Salary") of no less than Four Hundred
                                    Thousand Dollars ($400,000.00) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Salary shall be reviewed by the Board of Directors of Employer on at least an annual basis.


                           (b) Bonus. Employee will be entitled to an annual bonus (the "Bonus") of up to 50% of Salary, which Bonus shall be dependent upon Employer's financial performance versus budget and achievement of personal objectives established for Employee by Employer. The Bonus shall be paid promptly upon the availability of annual audited financial results (which is expected to occur in March of each year).

                           (c) Car Allowance. Employee shall receive a car allowance of Seven Hundred Dollars ($700) per month.

                           (d) Expenses. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer.

                           (e) Benefit Plans. Employee may participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other senior executives of Employer, on the terms and subject to the conditions set forth in such plans.

                  3.2      Effect of Termination.

                           (a) Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder except as specified herein. Employee shall be deemed to have earned any Bonus payable with respect to the calendar year in which the Termination Date occurs on a prorated basis (based on the number of days in such calendar year through and including the Termination Date divided by
                                    365). Any such Bonus shall be payable on the date on which the Bonus would have been paid had Employee continued his employment hereunder.


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                           (b)      If Employee's employment hereunder is
                                    terminated by Employee pursuant to Section
                                    2(b)(iii) hereof, or by Employer pursuant to
                                    Section 2(b)(iv) hereof, then, in addition to any other amount payable hereunder, Employee shall be entitled to the following:

                                    (i)      If such termination occurs on or
                                             before the second anniversary of
                                             the Effective Date (the "Second
                                             Anniversary"), Employer shall pay
                                             Employee a severance payment equal
                                             to two (2) times the Salary in
                                             effect as of the Termination Date.
                                             Such severance payment shall be
                                             paid to Employee in twenty-four
                                             (24) equal consecutive monthly
                                             payments commencing in the first
                                             calendar month following the
                                             Termination Date;

                                    (ii)     If such termination occurs after
                                             the Second Anniversary, Employer
                                             shall continue to pay Employee the
                                             Salary and Bonus in accordance with
                                             Section 3.1(a) and Section 3.1(b)
                                             hereof until the fourth anniversary
                                             of the Effective Date (the "Fourth
                                             Anniversary"); and

                                    (iii)    The Stock Options (as hereinafter
                                             defined ) granted to Employee
                                             pursuant to Section 4 hereof shall
                                             be governed in accordance with
                                             Section 4.2 hereof upon termination
                                             of Employee's employment.

                  3.3      Change of Control or Going Private Transaction.

                           (a) Upon a Change of Control (as hereinafter defined ) during the Term or the consummation of a Going Private Transaction (as hereinafter defined) during the Term, Employee shall be entitled to receive a lump-sum payment, within thirty (30) days of such Change of Control or Going Private Transaction, as the case may be, of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Liquidity Bonus"). Notwithstanding the immediately preceding sentence, the Liquidity Bonus shall be reduced on a dollar-for-dollar basis to the extent that Employee has realized total compensation (including base salary, bonuses, and amounts realized from Stock Option exercises) in excess of $4 million per year on a prorated basis during the time period commencing on the Effective Date and ending on the date (the "Operative Date") that the Change of Control or Going Private Transaction is consummated. For the purposes of this Section 3.3, Employee shall be deemed to have exercised all Stock Options (not previously exercised) as of the Operative Date at the Market Price (as hereinafter defined ) and to have realized any gains which would have resulted from such exercise.


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                           (b)      A "Change of Control" shall be deemed to
                                    have occurred if (i) any person or any two or more persons acting as a group (exclusive of Frank A. Argenbright, Jr.), and all affiliates of such person or persons (a "Group"), who prior to such time owned less than 50% of the then outstanding shares of capital stock of Employer, shall acquire (or acquire the unrestricted right to vote) shares of capital stock of Employer in one or more transactions or series of transactions, and after such transaction or transactions such person or group and affiliates beneficially own (or have the unrestricted right to vote) 50% or more of Employer's shares of capital stock, (ii) Employer shall sell all or substantially all of its assets to any Group which, immediately prior to the time if such transaction, owned less than 50% of the shares of capital stock of Employer, (iii) Employer shall merge with or consolidate into any Group which, immediately prior to the time of such transaction, owned less than 50% of the shares of capital stock of Employer, and shall not be the surviving entity of such merger or consolidation or
                                    (iv) the shareholders have not approved the grant of the Second Options (as hereinafter defined ) pursuant to Section 4.1(a)(ii) hereof as of the first anniversary of the Effective Date. A "Going Private Transaction" is a transaction in which (or an event upon the occurrence of which), upon consummation, Employer ceases to exist as a public company. The "Market Price" per share, in the event of a Change of Control or a Going Private Transaction, shall be determined as follows: (i) if the consideration paid in connection with the Change of Control or Going Private Transaction is in cash, the cash price paid per share to the holders of Employer's common stock, or (ii) if the consideration paid in connection with the Change of Control or Going Private Transaction is in securities, the average of the closing price of such security for the twenty (20) trading days immediately preceding the Operative Date, multiplied by the number of such securities paid per share to the holders of Employer's common stock.

                  Section 4  Stock Options.

                  4.1 Grant of Stock Options. In order to more closely align Employee's interests with those of Employer's shareholders, Employee will be granted stock options pursuant to AHL's 1997 Stock Incentive Plan, as amended (the "Plan") as follows:

                           (a)      Stock Option Grant.

                                    (i)      Effective as of October 1, 2001
                                             (the "Grant Date"), Employee is
                                             hereby granted stock options to
                                             purchase 250,000 shares of common
                                             stock of Employer at an


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                                             exercise price of $6.34 per share
                                             (the "First Options"). The First
                                             Options will become exercisable on
                                             the Grant Date.


                                    (ii)     Effective as of the Grant Date, and
                                             subject to approval by Employer's
                                             shareholders, Employee is hereby
                                             granted stock options to purchase
                                             950,000 shares of common stock of
                                             Employer at an exercise price of
                                             $6.34 per share (the "Second
                                             Options", and together with the
                                             First Options, the "Stock
                                             Options"). The Second Options shall
                                             become exercisable in accordance
                                             with the following vesting
                                             schedule: (A) 50,000 shares will
                                             become exercisable on the Grant
                                             Date and (B) 225,000 shares will
                                             become exercisable on each of the
                                             first, second, third and fourth
                                             anniversaries of the Grant Date.
                                             Employer shall seek shareholder
                                             approval of the Second Options
                                             granted to Employee hereunder at
                                             the next annual meeting of
                                             shareholders, which shall be held
                                             on or before June 30, 2002.

                                    (iii)    The Stock Options granted under
                                             this Section 4.1(a) will expire ten
                                             years from the Grant Date, except
                                             as otherwise provided in Section
                                             4.2.

                           (b) Accelerated Vesting. The Stock Options granted to Employee pursuant to this Agreement will become fully exercisable if Employer undergoes a Change of Control or consummates a Going Private Transaction, as such terms are defined in Section 3.3 hereof.

                           (c) Stock Splits and Recapitalization. The number of shares of common stock issuable upon exercise of the Stock Options granted to Employee by Employer and the exercise price of such options shall be automatically adjusted to reflect any change in the capitalization of Employer, including, but not limited to, such changes as stock dividends, stock splits, recapitalizations or extraordinary distributions or dividend on its shares to compensate Employee for the economic effect thereof. If any adjustment under this Section would create the right of Employee to acquire a fractional share of stock, such fractional share shall be disregarded and the number of shares of common stock subject to the options shall be the next lower number of whole shares of common stock, rounding all fractions downward.

                  4.2 Termination of Employment. The grant of Stock Options to Employee by Employer shall not restrict or in any manner affect Employer's right to terminate the employment of Employee at any time, with or without cause, as herein provided.


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                           (a)      In the case of a termination pursuant to
                                    Section 2(b)(i), the Stock Options granted to Employee by Employer prior to such termination shall immediately become exercisable on such termination. The Stock Options will expire in accordance with their respective scheduled expiration dates.

                           (b) Upon the death of Employee, any Stock Options which Employee would otherwise be entitled to exercise may be exercised by his personal representatives or heirs, as applicable.

                           (c) If Employee's employment is terminated by Employee pursuant to Section 2(b)(iii), or by Employer pursuant to Section 2(b)(iv), any Stock Options scheduled to vest within one year of the Termination Date will be accelerated and will be immediately exercisable as of the Termination Date. Within ninety (90) days following such Termination Date, Employer shall purchase from Employee (except to the extent that such purchase would be in violation of any then applicable loan agreements of Employer, in which case Employer shall use its reasonable best efforts to obtain approval of such purchase as promptly as possible and Employer shall, in any event, fulfill any remaining purchase obligations hereunder as soon as it may do so without violating such loan agreements), or, at Employer's election, subject to compliance with all applicable securities laws, arrange for a third party to purchase from Employee, any exercisable Stock Options held by Employee as of the Termination Date having a "fair market value" (as defined herein) greater than the exercise price of such option. The per share purchase price for such Stock Options to be paid by Employer to Employee shall be equal to (i) the "fair market value" per share, which is the average of the closing price of Employer's common stock for the twenty (20) trading days immediately preceding the Termination Date, less (ii) the exercise price of such option. Employer shall have no obligation to purchase any Stock Option having a fair market value which is not greater than the exercise price of such option. Notwithstanding anything herein to the contrary, with respect to any Stock Options which Employer is obligated to purchase under this Section 4.2(c) but which, due to restrictions in then applicable loan agreements, Employer has not fulfilled its purchase obligations hereunder, the time period for Employee to exercise those Stock Options shall be extended until such time as Employer has fulfilled its purchase obligations hereunder with respect to those Stock Options.


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                           (d)      If Employee's employment is terminated by
                                    Employer pursuant to Section 2(b)(ii), or by Employee pursuant to Section 2(b)(iv), the Stock Options which are exercisable as of the Termination Date shall be exercisable for a period of one year after such termination. After such one year period, all unexercised Stock Options will expire.

                  4.3 Exercise. The First Options may be exercised by Employee upon five business days' written notice of exercise to Employer, specifying the number of shares to be purchased and the total purchase price, accompanied by a check to the order of Employer, in the payment of such price. At any time following shareholder approval of the Second Options, the Second Options may be exercised by Employee upon five business days' written notice of exercise to Employer, specifying the number of shares to be purchased and the total purchase price, accompanied by a check to the order of Employer, in the payment of such price. The exercise price of Stock Options shall be payable in cash only. If Employer is required to withhold on account of any present or future tax imposed as result of any Stock Option exercise, the notice of exercise shall be accompanied by a check to the order of Employer for payment of the amount of such withholding (or by such other form of payment as shall be permitted under the Plan). Employee agrees to enter into any appropriate agreement or deliver any appropriate certificate or other such document that Employer may reasonably request in connection with the exercise of any Stock Options to ensure that the exercise complies with all applicable securities laws.

                  4.4 Nontransferable. No Stock Option granted by Employer to Employee shall be transferable by Employee other than by will or by the laws of descent and distribution and other than as provided in Section 4.2(c), and such options shall be exercisable during Employee's lifetime only by Employee. The Stock Options shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise.

                  4.5 Securities Act. THE STOCK OPTIONS AND THE SHARES OF COMMON STOCK (THE "SHARES") ISSUABLE UPON EXERCISE OF THE STOCK OPTIONS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE STOCK OPTIONS AND SHARES ARE OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(2) OF THE ACT AND CERTAIN RULES AND REGULATIONS PROMULGATED PURSUANT THERETO. THE SHARES MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO EMPLOYER AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                  4.6 Registration Statement on Form S-8. Employer undertakes to file a Registration Statement on Form S-8 to register the shares of common stock issuable upon exercise of the Second Options within twelve months from the date of this Agreement.


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                  4.7      Non-Incentive Options. The Stock Options granted by
Employer to Employee are not intended to be, and shall not be treated as, incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

                  4.8 Inconsistent Terms. To the extent that the terms of the Stock Options granted herein are inconsistent with the terms of the Plan, the terms of the Stock Options granted herein shall control.

                  Section 5  Partial Restraint on Post-termination Competition.

                  5.1 Definitions. For the purposes of this Section 5, the following definitions shall apply:

                           (a) "Company Activities" means the business of providing merchandising or marketing services or temporary staffing services.

                           (b) "Competitor" means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Company Activities that are directly competitive with the Company Activities in which the Employer was engaged during the Term.

                           (c) "Competitive Position" means (i) the direct or indirect ownership or control of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Employee will serve such Competitor in any managerial capacity.

                           (d) "Confidential Information" means any confidential, proprietary business information or data belonging to or pertaining to Employer that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Employer's customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Employee as a result of his employment with Employer.

                           (e) "Customer" means actual customers or actively sought prospective customers of Employer during the Term.

                           (f) "Noncompete Period" or "Nonsolicitation Period" means the period beginning the date hereof and ending on the second anniversary of the termination of Employee's employment with Employer.


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                           (g)      "Territory" means the United States of
                                    America and, to the extent Employee is then engaged in Company Activities in Europe, Europe.

                           (h) "Trade Secrets" means information or data of or about Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning Employer's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

                           (i) "Work Product" means any and all work product, property, data documentation or information of any kind, prepared, conceived, discovered, developed or created by Employee for Employer or its subsidiaries, or any of Employer's or its subsidiary's clients or customers.

                  5.2      Trade Name and Confidential Information.

                           (a) Employee hereby agrees that (i) with regard to each item constituting all or any portion of the Trade Secrets, at all times during the Term and all times during which such item continues to constitute a Trade Secret under applicable law; and (ii) with regard to any Confidential Information, during the Term and the Noncompete Period:

                                    (i)      Employee shall not, directly or by
                                             assisting others, own, manage,
                                             operate, join, control or
                                             participate in the ownership,
                                             management, operation or control
                                             of, or be connected in any manner
                                             with, any business conducted under
                                             any corporate or trade name of
                                             Employer or name similar thereto,
                                             without the prior written consent
                                             of Employer;

                                    (ii)     Employee shall hold in confidence
                                             all Trade Secrets and all
                                             Confidential Information and will
                                             not, either directly or indirectly,
                                             use, sell, lend, lease, distribute,
                                             license, give, transfer, assign,
                                             show, disclose, disseminate,
                                             reproduce,


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                                             copy, appropriate or otherwise
                                             communicate any Trade Secrets or
                                             Confidential Information, without
                                             the prior written consent of
                                             Employer; and

                                    (iii)    During the Term, Employee shall
                                             immediately notify Employer of any
                                             unauthorized disclosure or use of
                                             any Trade Secrets or Confidential
                                             Information of which Employee
                                             becomes aware, and Employee shall
                                             assist Employer, to the extent
                                             necessary, in the procurement or
                                             any protection of Employer's rights
                                             to or in any of the Trade Secrets
                                             or Confidential Information.

                           (b) Upon the request of Employer and, in any event, upon the termination of Employee's employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to Employee from another source by virtue of Employee's employment with Employer.

                           (c) To the greatest extent possible, all Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A.ss.ss.101 et seq., as amended) and owned exclusively by Employer. Employee hereby unconditionally and irrevocably transfers and assigns to Employer all rights, title and interest Employee may have in or to any and all Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Employee agrees to execute and deliver to Employer any transfers, assignments, documents or other instruments which Employer may deem necessary or appropriate to vest complete title and ownership of any and all Work Product, and all rights therein, exclusively in Employer.

                  5.3      Noncompetition.

                           (a) The parties hereto acknowledge that Employee is conducting Company Activities throughout the Territory. Employee acknowledges that to protect adequately the interest of Employer in the business of Employer it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.


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                           (b)      Employee hereby agrees that, during the Term
                                    and the Noncompete Period, Employee will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position.

                  Nothing contained in this Section 5 shall prohibit Employee from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

                  5.4 Nonsolicitation During Employment Term. Employee hereby agrees that Employee will not, during the Term, either directly or indirectly, alone or in conjunction with any other party:

                           (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term; or

                           (b) solicit or attempt to solicit any employee, consultant, contractor or other personnel of Employer or any of its subsidiaries to terminate, alter or lessen that party's affiliation with Employer or such subsidiary or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Employer.

                  5.5 Nonsolicitation During Nonsolicitation Period. Employee hereby agrees that Employee will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party:

                           (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term; provided, however, that the covenant in this clause shall limit Employee's conduct only with respect to those Customers with whom Employee had substantial contact (through direct or supervisory interaction with the Customer or the Customer's account) during a period of time up to but no greater than two
                                    (2) years prior to the last day of the Term;
                                    or

                           (b) solicit or attempt to solicit any "key" employee, consultant, contractor or other personnel of Employer or any of its subsidiaries residing at the time of the solicitation in the Territory to terminate, alter or lessen that party's affiliation with Employer or such subsidiary or to violate the terms of any agreement or


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

                                    understanding between such employee,
                                    consultant, contractor or other person and Employer. For purposes of this clause (b), "key" employees, consultants, contractors, or other personnel are those with knowledge of or access to Trade Secrets and Confidential Information.

                  Section 6  Miscellaneous.

                  6.1 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

                  6.2 Survival of Obligations. The covenants in Section 5 of this Agreement shall survive termination of Employee's employment, regardless of who causes the termination and under what circumstances.

                  6.3 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

                  Employer

                           AHL Services, Inc.
                           Atlanta Financial Center
                           3353 Peachtree Road, NE
                           Suite 1120, North Tower
                           Atlanta, Georgia   30326
                           Attention: Chief Financial Officer
                           Telecopy No.: (404) 267-2230

                  Employee

                           A. Clayton Perfall

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

6.4 Binding Effect. This Agreement inures to the benefit of, and is binding upon, Employer and their respective successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

                  6.5 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

                  6.6 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

                  6.7 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  6.8 Specific Performance. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

                  6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  6.10 Indemnity; Insurance. Employer shall indemnify and hold harmless Employee for all matters as to which an officer or director of Employer may be indemnified or exculpated under applicable law, to the maximum extent permitted under applicable law, and Employer shall provide prompt expense advance in connection with all such indemnified matters. Employer shall at all times during the Term maintain directors' and officers' insurance in customary form with reputable providers having aggregate coverage limits of not less than $10 million.


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

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             AHL SERVICES, INC.



                                             By:
                                                ------------------------
                                             Name:
                                             Title:

                                             EMPLOYEE



                                             ---------------------------
                                             A. Clayton Perfall


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